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                                                                    EXHIBIT 23.2



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the registration statement (No. 333- _______) on Form S-8 of E.piphany, Inc. of our report dated September 10, 1999 on the consolidated financial statements of RightPoint Software, Inc. and subsidiary as of June 30, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1999, which report appears in the Form S-1 (No. 333-94033), filed with the Securities and Exchange Commission on January 20, 2000.



/s/ KPMG LLP



Mountain View, California
February 29, 2000